May 24, 2001

Young Innovations, Inc.
13705 Shoreline Court
Earth City, Missouri 63045

         RE:      500,000 Shares of Common Stock (par value
                  $0.01 per share) for Young Innovations, Inc.'s
                  Amended and Restated 1997 Stock Option Plan (the "Plan")
                  --------------------------------------------------------

Gentlemen:

         We have acted as counsel for Young Innovations, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 500,000 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), which may be purchased pursuant to the Plan.

         We have reviewed a copy of the Plan and we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

         Based on the foregoing, we are of the opinion all legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plan have been duly taken, and the related Common Stock, upon acquisition pursuant to the terms of the Plan, will be duly authorized, legally and validly issued, fully paid and nonassessable.

         We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the company as an Exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ McDermott, Will & Emery

                                            McDermott, Will & Emery